Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Enterprise GP Holdings L.P. of (i) our report dated April 15, 2004 relating to the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P., (ii) our report dated March 12, 2004 relating to the consolidated financial statements of GulfTerra Energy Partners, L.P. and (iii) our report dated March 17, 2004 relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., all appearing in such Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas April 25, 2005